Exhibit 99.1

Community Bankers Trust Corporation

Reports Fourth Quarter and Annual Results for 2011

Glen Allen, VA, January 31, 2012 - Community Bankers Trust Corporation (the “Company”) (NYSE Amex: BTC), the holding company for Essex Bank (the “Bank”), today reported net income of $695,000 in the fourth quarter of 2011. This compares with net income of $2.7 million in the fourth quarter of 2010 and net income of $1.4 million in the third quarter of 2011. Net income available to common stockholders was $423,000 in the fourth quarter of 2011, compared with net income available to common stockholders of $2.4 million in the fourth quarter of 2010 and net income available to common stockholders of $1.2 million in the third quarter of 2011. For the year ended December 31, 2011, the Company reported net income of $1.4 million and net income available to common stockholders of $354,000.  Net loss for the year ended December 31, 2010 was $21.0 million and net loss available to common stockholders for the same period was $22.1 million.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “Our goals for 2011 were to make major improvements in our problem assets and to rebuild the fundamentals of the core bank, and I am pleased to report that we accomplished our goals. Both nonaccrual loans and net charge-offs saw continual and substantial declines throughout the year. At year-end our ratio of nonperforming assets to loans and other real estate was at its lowest level since the first quarter of 2010. Additionally, the fourth quarter showed a strong increase in new loan production in our targeted growth areas. All of this occurred while we lowered noninterest expense for the year by 21%. While the profit we posted for the year is small, given the economy and the environment we were in, it is a clear success.

“The positive momentum of 2011 gives us a strong start for 2012. We will continue to aggressively reduce the level of nonperforming loans while enhancing the new loan production pipeline. Our capital ratios remain very strong and give us a competitive advantage for the future. We will build upon our successes, and I believe 2012 will be a year of real transformation for the bank. While the rapidly changing regulatory world of banking and the economic factors for 2012 will inevitably bring other risks and opportunities not yet foreseeable, this management team remains focused on our core values. We will focus on creating value for our shareholders in 2012.”

Key highlights for the fourth quarter and for 2011 include the following:

•	Net interest income improved by $3.3 million, or 8.1%, year over year.
•	Loan growth was $39.6 million, or 7.8%, in the fourth quarter.
•	Noninterest expenses declined by $9.4 million year over year, or 20.8%.
•	Non-covered nonaccrual loans declined 21.1% during the quarter, or $7.6 million, ending the period at $28.5 million.
•	Non-covered nonperforming assets declined 9.6%, or $4.3 million, from $45.1 million to $40.8 million on a linked quarter basis.
•	Net charged-off loans continue to decline and were $929,000 for the fourth quarter of 2011, down from $1.0 million in the third quarter of 2011, $4.7 million in the second quarter of 2011, $5.5 million in the first quarter of 2011 and $8.7 million in the fourth quarter of 2010.
•	Non-covered nonperforming assets to loans and other real estate owned declined from 8.78% to 7.35% on a linked quarter basis.

RESULTS OF OPERATIONS

For the year ended December 31, 2011, net income available to common stockholders was $354,000, or $0.02 per common share on a diluted basis, compared with a net loss available to common stockholders of $22.1 million, or $1.03 per common share on a diluted basis, for the year ended December 31, 2010.

Net income available to common stockholders was $423,000, or $0.02 per common share on a diluted basis, for the quarter ended December 31, 2011, compared with net income available to common stockholders of $2.4 million, or $0.11 per common share on a diluted basis, for the quarter ended December 31, 2010. Net income was driven by a decrease in noninterest income of $4.3 million. The change in noninterest income was through decreased securities gains of $3.7 million and an increase in FDIC indemnification asset amortization of $1.4 million when comparing the fourth quarter of 2011 to the same period in 2010. Other comparison areas within noninterest income, such as loss on sale of OREO and service charges on deposit accounts, improved slightly in the fourth quarter of 2011 compared to the fourth quarter of 2010, resulting in the net decrease in noninterest income of $4.3 million.

1

The following table presents summary income statements for the three months ended December 31, 2011 and 2010, and the year ended December 31, 2011 and 2010.

SUMMARY INCOME STATEMENT

 (Dollars in thousands)

	For the three months ended		For the year ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest income	$13,877	$13,594	$56,035	$58,926
Interest expense	2,864	3,897	12,228	18,389
Net interest income	11,013	9,697	43,807	40,537
Provision for loan losses	—	(77)	1,498	27,363
Net interest income after provision for loan losses	11,013	9,774	42,309	13,174
Noninterest income	(1,452)	2,871	(4,951)	1,644
Noninterest expense	8,627	8,831	35,854	39,526
Impairment of goodwill	—	—	—	5,727
Net income/(loss) before income taxes	934	3,814	1,504	(30,435)
Income tax (expense) benefit	(239)	(1,128)	(60)	9,442
Net income (loss)	$695	$2,686	$1,444	$(20,993)
Dividends on preferred stock	—	—	—	442
Accretion of preferred stock discount	51	49	206	194
Preferred dividends not paid	221	221	884	442
Net income (loss) available to common stockholders	$423	$2,416	$354	$(22,071)

Net income (loss) per share available to common stockholders:
Basic	$0.02	$0.11	$0.02	$(1.03)
Diluted	$0.02	$0.11	$0.02	$(1.03)

Interest Income

Interest income was $13.9 million for the fourth quarter of 2011, a decrease of $395,000, or 2.8%, from interest income of $14.3 million in the third quarter of 2011. Interest and fees on covered loans was the primary contributor to this decrease and was down $416,000 on a linked quarter basis to $4.3 million for the fourth quarter of 2011. Covered FDIC loans are a self-liquidating business line and will consistently exhibit declining balances as the carrying value of these loans is reduced. The carrying value of FDIC covered loans was $97.6 million at December 31, 2011 and $100.0 million at September 30, 2011.

Interest income was $56.0 million for year ended December 31, 2011, a decrease of $2.9 million from interest income of $58.9 million for the year ended December 31, 2010. This was primarily the result of a decline of $90.1 million in average earning assets, or 8.8%, from $1.029 billion for 2010 to $938.9 million for 2011.

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Interest Expense

Interest expense was $2.9 million for the fourth quarter of 2011, a decrease of $110,000 from interest expense of $3.0 million in the third quarter of 2011. Although average interest bearing liabilities increased $12.2 million, or 1.4%, during the quarter, the cost of interest bearing liabilities declined from 1.34% in the third quarter of 2011 to 1.27% in the fourth quarter of 2011.

Interest expense declined $6.2 million from $18.4 million for the year ended December 31, 2010 to $12.2 million for the year ended December 31, 2011. This decline of $6.2 million, or 33.5% was driven by a decline in average interest bearing liabilities, from $1.006 billion for 2010 to $901.2 million for 2011. Time deposits renewed at lower rates and thus contributed to the decrease in the cost of interest bearing liabilities from 1.83% for 2010 to 1.36% for 2011.

Net Interest Income

Net interest income was $11.0 million for the quarter ended December 31, 2011, compared with $11.3 million for the quarter ended September 30, 2011.  This represents a decrease of $285,000, or 2.5%. On a tax equivalent basis, net interest income was $11.1 million for the fourth quarter of 2011 compared with tax equivalent net interest income of $11.4 million for the third quarter of 2011. The tax equivalent net interest margin decreased from 4.91% in the third quarter of 2011 to 4.69% in the fourth quarter of 2011. This was due to a decline in net interest spread, from 4.85% to 4.62%, on a linked quarter basis.

Net interest income was $43.8 million for the year ended December 31, 2011, compared with $40.5 million for the year ended December 31, 2010.  The increase in net interest income was primarily the result of decreases of $104.5 million, or 10.4%, in the average balances of interest bearing liabilities coupled with lower rates, which has reduced interest expense 33.5%, from $18.4 million in 2010 to $12.2 million in 2011. The tax equivalent net interest margin increased to 4.72% for the year ended December 31, 2011 from 4.10% for the year ended December 31, 2010.

The following table compares the Company’s net interest margin, on a tax-equivalent basis, for the three months ended December 31, 2011 and 2010, and September 30, 2011, and for the year ended December 31, 2011 and 2010.

NET INTEREST MARGIN

(Dollars in thousands)
	For the three months ended
	12/31/2011	9/30/2011	12/31/2010

Average interest earning assets	$947,751	$928,574	$993,412
Interest income	$13,877	$14,272	$13,594
Interest income - tax equivalent	$13,968	$14,377	$13,847
Yield on interest earning assets	5.90%	6.19%	5.58%
Average interest bearing liabilities	$900,610	$888,366	$969,824
Interest expense	$2,864	$2,974	$3,897
Cost of interest bearing liabilities	1.27%	1.34%	1.61%
Net interest income	$11,013	$11,298	$9,697
Net interest income - tax equivalent	$11,104	$11,403	$9,950
Interest spread	4.62%	4.85%	3.97%
Net interest margin	4.69%	4.91%	4.01%
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	For the year ended
	12/31/2011	12/31/2010

Average interest earning assets	$938,867	$1,028,996
Interest income	$56,035	$58,926
Interest income - tax equivalent	$56,563	$60,538
Yield on interest earning assets	6.02%	5.88%
Average interest bearing liabilities	$901,203	$1,005,732
Interest expense	$12,228	$18,389
Cost of interest bearing liabilities	1.36%	1.83%
Net interest income	$43,807	$40,537
Net interest income - tax equivalent	$44,335	$42,149
Interest spread	4.67%	4.05%
Net interest margin	4.72%	4.10%

Provision for Loan Losses

In 2010, a number of factors influenced credit risk management practices, including the economy, the rising level of nonperforming assets, deterioration within the Company’s loan portfolio and regulatory concerns. As a result, the Company took provisions for loan losses totaling $27.4 million. In 2011, improved credit risk management, which resulted in a lower level of nonperforming assets, influenced the assessment the Company makes concerning the adequacy of its allowance for loan losses and the need for a provision. There was no provision for loan losses for non-covered loans for the quarter ended December 31, 2011. There was also no provision for loan losses for the third quarter of 2011, but there was a credit of $77,000 to the provision for the quarter ended December 31, 2010 after the recovery of a previously charged-off loan made by the holding company.

The allowance for loan losses was 52.0% of non-covered nonaccrual loans at December 31, 2011, compared with 43.6% of non-covered nonaccrual loans at September 30, 2011. The ratio of allowance for loan losses to total non-covered loans was 2.72% at December 31, 2011, compared with 3.12% at September 30, 2011 and 4.86% at December 31, 2010. The decrease in this ratio from December 31, 2010 to December 31, 2011 is primarily the result of earlier recognition and resolution of problem credits and aggressive charge-offs, in addition to work-outs of nonperforming loans. In addition, the Bank held $36.5 million in government-guaranteed loans of the United States Department of Agriculture (USDA) at December 31, 2011, with no allowance for loan losses required. Net charged-off loans were $929,000 in the fourth quarter of 2011, and the amounts have decreased sequentially over the previous five quarters. Net charged-off loans have declined from $8.7 million in the fourth quarter of 2010, $5.5 million in the first quarter of 2011, $4.7 million in the second quarter of 2011, $1.0 million in the third quarter of 2011 and were, as reported above, $929,000 in the fourth quarter of 2011.

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY

(Dollars in thousands)	2011				2010
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$15,764	$16,803	$21,542	$25,543	$34,353
Provision for loan losses	—	—	—	1,498	(77)
Charge-offs	(969)	(1,366)	(4,825)	(5,634)	(8,898)
Recoveries	40	327	86	135	165
Net charge-offs	$(929)	$(1,039)	$(4,739)	$(5,499)	$(8,733)
End of period	$14,835	$15,764	$16,803	$21,542	$25,543

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Noninterest Income

Noninterest income was negative $1.5 million for the fourth quarter of 2011 compared with negative $662,000 for the third quarter of 2011. Noninterest income in both periods was negative due to two factors--FDIC indemnification asset amortization and loss on OREO. The largest component of noninterest income was FDIC indemnification asset amortization, which reduces noninterest income, and was $2.6 million in the fourth quarter of 2011 and $2.4 million in the third quarter of 2011. Loss on OREO was $337,000 in the fourth quarter of 2011 and $1.7 million in the third quarter of 2011.

Noninterest income reflected $306,000 in gain on sale of securities in the fourth quarter of 2011 and $1.7 million in the third quarter of 2011. Other noninterest income was $535,000 in the fourth quarter of 2011, compared with $1.0 million in the third quarter of 2011. Service charges on deposit accounts were $647,000 and $643,000, respectively, in the fourth quarter and third quarters of 2011.

For the year ended December 31, 2011, noninterest income equaled negative $5.0 million, compared with $1.6 million for the year ended December 31, 2010. This change was due primarily to accelerated FDIC indemnification asset amortization of $7.2 million, from $3.2 million for 2010 to $10.4 million for 2011. The increase in FDIC indemnification asset amortization correlates to the increased yield realized in interest and fees on FDIC covered loans over the same time frame, as projected losses carried within the FDIC indemnification asset have been realized instead, through payment performance of the associated borrowers. Management continues to refine and enhance the methodology to amortize the indemnification asset based on the historical and projected cash flows of the FDIC covered loan portfolio. These enhancements should result in amortization of the indemnification asset that more closely correlates to the accretable yield of the FDIC covered loan portfolio. Other noninterest income declined $898,000 in 2011 compared with 2010. Other noninterest income was $3.8 million for the year ended December 31, 2010 and $2.9 million for the year ended December 30, 2011. This decrease reflects fewer reimbursable loss events in FDIC covered loans.

Gain on sales of securities decreased by $720,000, from $3.6 million in 2010, to $2.9 million for the same period in 2011. Additionally, there was a reduction in loss on sale of OREO of $2.2 million, from $5.1 million for 2010 to $2.9 million in 2011. Service charges increased $39,000 and were $2.5 million in both 2010 and 2011.

Noninterest Expense

On a linked quarter basis, noninterest expenses totaled $8.6 million for the three months ended December 31, 2011, compared with $8.7 million for the quarter ended September 30, 2011, a decrease of $55,000, or 0.7%. The largest expense increases, on a linked quarter basis, were in salaries and employee benefits and professional fees. Salaries and employee benefits increased by $128,000, or 3.2%, and were $4.2 million for the fourth quarter of 2011. Professional fees were $126,000 for the fourth quarter of 2011 and increased $58,000 over the third quarter of 2011.

Legal fees were $63,000 in the fourth quarter of 2011, a decline of $178,000. Other noteworthy expense declines in the fourth quarter of 2011 compared with the third quarter of 2011 were $27,000 in occupancy expenses and $19,000 in other operating expenses.

For the year ended December 31, 2011, noninterest expenses declined 20.8%, or $9.4 million. Excluding an impairment of goodwill charge taken in 2010, noninterest expenses would have declined by $3.7 million, or 9.3%, as 12 of 15 expense categories exhibited declines during 2011 compared to 2010. The largest decrease occurred in salaries and employee benefits, which declined 13.5%, or $2.6 million, from $19.2 million in 2010 to $16.6 million in 2011. Professional fees declined 67.6%, or $1.2 million, from $1.8 million in 2010 to $583,000 in 2011. Other decreases of $100,000 or more occurred in data processing, which declined $441,000 in 2011 and equipment expense, which declined $157,000.

Offsetting these decreases in noninterest interest expenses in 2011 compared with 2010 were increases in other operating expenses of $406,000, from $6.8 million in 2010 to $7.2 million in 2011 and FDIC assessment, which increased by $393,000, from $2.4 million to $2.8 million.

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Income Taxes

Income tax expense was $239,000 for the three months ended December 31, 2011, compared with income tax expense of $532,000 in the third quarter of 2011. For the year ended December 31, 2011, income tax expense was $60,000, compared with an income tax benefit of $9.4 million for the year ended December 31, 2010.

FINANCIAL CONDITION

At December 31, 2011, the Company had total assets of $1.092 billion, a decrease of $23.1 million, or 2.1%, from total assets of $1.116 billion at December 31, 2010. Total loans, including $97.6 million in loans covered by the FDIC shared loss agreements, were $642.3 million at December 31, 2011, decreasing $1.2 million, or 0.2%, from $641.1 million at December 31, 2010.   The carrying value of covered loans declined $18.0 million, or 15.6%, from December 31, 2010 to December 31, 2011. Non-covered loans equaled $544.7 million at December 31, 2011, increasing $19.2 million, or 3.7%, since December 31, 2010. Non-covered loans increased $39.6 million from September 30, 2011 to December 31, 2011.

During the third quarter of 2011, the Bank began purchasing government-guaranteed loans under programs administered by the USDA. The Bank has purchased only the government-guaranteed portion of any of the loans that have been originated by other financial institutions. At September 30, 2011, the Bank had $11.6 million in USDA loan balances. During the fourth quarter of 2011, another $25.4 million in USDA loans were purchased and booked, bringing the total to $36.5 million. USDA balances are reflected in the non-covered loan section. The “covered” loan section is classified as such due to the existence of FDIC shared-loss agreements pertaining to its balances, which are reflected at carrying value.

On a linked quarter basis, gross loans increased $39.6 million, or 7.8%. Total real estate loans increased $22.7 million and were $462.7 million at December 31, 2011. Commercial lending activity increased $18.1 million, or 33.6%, during the fourth quarter of 2011 and was $72.1 million at December 31, 2011. Excluding USDA government-guaranteed loan balances, core loan growth totaled $14.3 million, or 2.9%, in the fourth quarter of 2011. Real estate – commercial grew $12.2 million, commercial purpose loans increased $6.2 million and real estate – multifamily balances increased $6.0 million. Real estate – construction and land development loans declined by $6.4 million in the fourth quarter of 2011.

Excluding USDA government-guaranteed loan balances, the allowance for loan losses to total loans would have been 2.92% at December 31, 2011 and 3.19% at September 30, 2011. USDA loans balances are classified according to collateral and purpose.

The following table shows the composition of the Company’s non-covered loan portfolio on a linked quarter basis.

NON-COVERED LOANS

(Dollars in thousands)

	December 31, 2011		September 30, 2011
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$127,200	23.34%	$129,520	25.63%
Commercial	220,471	40.46%	198,872	39.36%
Construction and land development	75,691	13.89%	81,274	16.07%
Second mortgages	8,129	1.49%	8,319	1.65%
Multifamily	19,746	3.62%	13,782	2.73%
Agriculture	11,444	2.10%	8,232	1.63%
Total real estate loans	462,681	84.90%	439,999	87.07%
Commercial loans	72,149	13.24%	54,025	10.69%
Consumer installment loans	8,461	1.55%	9,609	1.90%
All other loans	1,659	0.30%	1,696	0.34%
Gross loans	544,950	100.00%	505,329	100.00%
Allowance for loan losses	(14,835)		(15,764)
Net unearned income on loans	(232)		(164)
Non-covered loans, net of unearned income	$529,883		$489,401

6

The Company’s securities portfolio, excluding equity securities, decreased $3.1 million, or 1.0%, during the year ended December 31, 2011 to $297.2 million with realized gains of $2.9 million through sales activity. The Company had cash and cash equivalents of $21.8 million at December 31, 2011, compared with $33.4 million at December 31, 2010. There were no Federal funds sold at December 31, 2011, compared with $2.0 million at December 31, 2010.

On a linked quarter basis, the Company’s securities portfolio, excluding equity securities, increased $12.3 million, from $284.9 million at September 30, 2011 to $297.2 million at December 31, 2011, and $306,000 in gains were realized during the fourth quarter.  In addition, management changed the mix of the securities portfolio during the quarter. Fair value of available for sale U.S. Treasury issue and other U.S. Government agencies declined $52.1 while mortgage backed securities balances increased from $91.7 million at September 30, 2011 to $157.6 million at December 31, 2011.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, on a linked quarter basis.

SECURITIES PORTFOLIO (Dollars in thousands)	December 31, 2011		September 30, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$8,260	$8,447	$60,374	$60,582
State, county and municipal	58,183	62,043	54,848	59,547
Corporate and other bonds	4,801	4,631	4,809	4,696
Mortgage backed securities	156,582	157,643	92,692	91,720
Total securities available for sale	$227,826	$232,764	$212,723	$216,545

	December 31, 2011		September 30, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$12,168	$13,479	$12,174	$13,381
Mortgage backed securities	52,254	55,106	56,168	59,321
Total securities held to maturity	$64,422	$68,585	$68,342	$72,702

Bank owned life insurance increased $7.6 million during the fourth quarter of 2011, as the Company made an additional investment on December 30, 2011. The income on this investment will be reflected in future periods in noninterest income.

Interest bearing deposits at December 31, 2011 were $868.5 million, a decrease of $30.8 million from December 31, 2010. Management kept rates low among all of the Bank’s markets as loan demand remained weak and covered loans continued to decline in volume. Throughout 2011, the Company attempted to restructure the deposit mix away from higher priced deposits and more into lower cost transactional accounts. As a result, total time deposits as a percent of total interest bearing deposits, declined from 66.9% at December 31, 2010 to 63.8% at December 31, 2011.

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On a linked quarter basis, interest bearing deposits increased $21.0 million.  The majority of this growth consisted of an increase of 16.5%, or $18.2 million in NOW accounts from $110.5 million at September 30, 2011 to $128.8 million at December 31, 2011. This increase was concentrated primarily in the form of seasonal funds related to public deposits still in NOW balances at December 31, 2011.

The following table details the mix of interest bearing deposits at December 31, 2011 and 2010, and September 30, 2011.

INTEREST BEARING DEPOSITS

(Dollars in thousands)

	December 31, 2011	September 30, 2011	December 31, 2010
NOW	$128,758	$110,538	$106,248
MMDA	115,397	117,910	127,594
Savings	69,872	68,349	64,121
Time deposits less than $100,000	326,383	329,395	367,333
Time deposits $100,000 and over	228,128	221,395	234,070
Total interest bearing deposits	$868,538	$847,587	$899,366

The Company had Federal Home Loan Bank (FHLB) advances of $37.0 million at each of December 31, 2011, September 30, 2011 and December 31, 2010.

Asset Quality – non-covered assets

Nonaccrual loans were $28.5 million at December 31, 2011, compared with $36.2 million at September 30, 2011. This decrease of $7.7 million, or 21.1%, was comprised of $3.0 million in additions to nonaccrual loans, $8.7 million of loans removed from nonaccrual status and $2.0 million in paydowns and charge-offs. Total nonperforming assets decreased $4.3 million from $45.1 million at September 30, 2011 to $40.8 million at December 31, 2011. Total charge-offs for the fourth quarter of 2011 were $969,000 and recoveries were $40,000. Non-covered other real estate owned increased $1.4 million, from $8.9 million at September 30, 2011 to $10.3 million at December 31, 2011. This change reflect additions of $2.4 million and reductions by sales of $1.0 million. Write-downs and transfers were $0 for the fourth quarter of 2011.

For the year ended December 31, 2011, net charge-offs were $12.2 million, compared with $19.1 million for the year ended December 31, 2010. Total charge-offs were $12.8 million for 2011 and $20.1 million for 2010. Recoveries were $588,000 in 2011 and $951,000 in 2010. Management’s aggressive strategy to work nonperforming loans and other real estate owned is evidenced in the volume of charge-offs as well as the level of the loan loss reserve.

Nonperforming assets to loans and other real estate declined from 8.78% at September 30, 2011 to 7.35% at December 31, 2011. The ratio of the allowance for loan losses to nonperforming assets was 36.36% at December 31, 2011, compared with 34.94% at September 30, 2011 and 59.61% at December 31, 2010.

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The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the periods indicated:

ASSET QUALITY (NON-COVERED)	2011				2010
(Dollars in thousands)	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter

Nonaccruing loans	$28,542	$36,177	$37,736	$42,029	$36,532
Loans past due over 90 days and accruing interest	2,006	80	—	282	389
Total nonperforming non-covered loans	$30,548	$36,257	$37,736	$42,311	$36,921
Other real estate owned non-covered	10,252	8,858	12,393	7,332	5,928
Total nonperforming non-covered assets	$40,800	$45,115	$50,129	$49,643	$42,849

Allowance for loan losses	$14,835	$15,764	$16,803	$21,542	$25,543
Average loans during quarter, net of unearned income	$521,194	$498,201	$506,752	$517,805	$539,503
Loans, net of unearned income	$544,718	$505,165	$501,056	$514,276	$525,548

Allowance for loan losses to loans	2.72%	3.12%	3.35%	4.19%	4.86%
Allowance for loan losses to nonperforming assets	36.36%	34.94%	33.52%	43.39%	59.61%
Allowance for loan losses to nonaccrual loans	51.97%	43.57%	44.53%	51.26%	69.92%
Nonperforming assets to loans and other real estate	7.35%	8.78%	9.76%	9.52%	8.06%
Net charge-offs for quarter to average loans, annualized	0.71%	0.83%	3.74%	4.25%	6.47%

 A further breakout of nonaccrual loans, excluding covered loans, at December 31, 2011 and September 30, 2011 is below:

NON-COVERED NONACCRUAL LOANS

(Dollars in thousands)

	December 31, 2011		September 30, 2011
	Amount of Nonaccrual Loans	% of Non-covered Loans	Amount of Nonaccrual Loans	% of Non-covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$5,320	0.98%	$6,759	1.34%
Commercial	9,187	1.69%	8,251	1.63%
Construction and land development	12,718	2.33%	19,314	3.82%
Second mortgages	189	0.04%	190	0.04%
Multifamily	—	—	—	—
Agriculture	53	0.01%	53	0.01%
Total real estate loans	27,467	5.04%	34,567	6.84%
Commercial loans	1,003	0.18%	1,521	0.30%
Consumer installment loans	72	0.01%	89	0.02%
All other loans	—	—	—	—
Gross loans	$28,542	5.24%	$36,177	7.16%

9

Capital Requirements

Stockholders’ equity at December 31, 2011 was $111.1 million, or 10.2% of total assets, and increased from stockholders’ equity of $107.1 million, or 9.6% of total assets, at December 31, 2010. Stockholders’ equity was $110.7 million, or 10.3% of total assets, at September 30, 2011.

The Company’s ratio of total risk-based capital was 16.2% at December 31, 2011 compared to 15.6% at December 31, 2010. The tier 1 risk-based capital ratio was 15.0% at December 31, 2011 and 14.4% at December 31, 2010. The Company’s tier 1 leverage ratio was 8.9% at December 31, 2011 and 8.1% at December 31, 2010.  All capital ratios exceed regulatory minimums.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Tuesday, January 31, 2012 at 11:00 a.m. Eastern Time to discuss the fourth quarter and 2011 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least 10 minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 2:00 p.m. Eastern Time on January 31, 2012 until 9:00 a.m. Eastern Time on February 7, 2012. The replay will be available by dialing 877-344-7529 and entering access code 10006029 or through the internet by accessing the “Investor Information” page of the Company’s internet site at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

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Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

11

Consolidated Statements of Financial Condition

Unaudited Condensed

(Dollars in thousands)

	December 31, 2011	September 30, 2011	December 31, 2010

Assets
Cash and due from banks	$11,078	$16,138	$8,604
Interest bearing bank deposits	10,673	37,250	22,777
Federal funds sold	—	—	2,000
Total cash and cash equivalents	21,751	53,388	33,381

Securities available for sale, at fair value	232,764	216,545	215,560
Securities held to maturity	64,422	68,342	84,771
Equity securities, restricted, at cost	6,872	6,954	7,170
Total securities	304,058	291,841	307,501

Loans held for resale	580	—	—

Loans	544,718	505,165	525,548
Covered FDIC loans	97,561	100,044	115,537
Allowance for loan losses (non-covered)	(14,835)	(15,764)	(25,543)
Allowance for loan losses (covered)	(776)	(776)	(829)
Net loans	626,668	588,669	614,713

Bank premises and equipment	35,084	35,436	35,587
Other real estate owned	10,252	8,858	5,928
Covered FDIC other real estate owned	5,764	7,235	9,889
Covered FDIC receivable	1,780	3,037	7,250
Bank owned life insurance	14,592	7,027	6,829
Core deposit intangibles, net	12,558	13,123	14,819
FDIC indemnification asset	42,641	46,962	58,369
Other assets	16,768	16,992	21,328
Total assets	$1,092,496	$1,072,568	$1,115,594

Liabilities
Deposits:
Demand:
Noninterest bearing	64,953	68,029	62,359
Interest bearing	868,538	847,587	899,366
Total deposits	933,491	915,616	961,725

Federal funds purchased	—	—	—
Federal Home Loan Bank advances	37,000	37,000	37,000
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	6,763	5,102	5,618
Total liabilities	981,378	961,842	1,008,467

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value) 17,680 shares issued and outstanding	17,680	17,680	17,680
Discount on preferred stock	(454)	(505)	(660)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (50,000,000 shares authorized $0.01 par value) issued and outstanding of 21,627,549 shares, 21,468,455 shares, and 21,468,455 shares, respectively	216	216	215
Additional paid in capital	144,181	144,181	143,999
Accumulated deficit	(53,763)	(54,406)	(54,999)
Accumulated other comprehensive income (loss)	2,221	2,523	(145)
Total stockholders' equity	111,118	110,726	107,127
Total liabilities and stockholders' equity	$1,092,496	$1,072,568	$1,115,594

12

Income Statement Trend Analysis

Unaudited Condensed

(Dollars in thousands)

	Three months ended				Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Interest and dividend income
Interest and fees on loans	$7,396	$7,314	$7,328	$7,234	$8,008
Interest and fees on FDIC covered
loans	4,251	4,667	4,838	3,820	3,088
Interest on federal funds sold	1	1	2	2	4
Interest on deposits in other banks	13	28	10	14	27
Investments (taxable)	2,036	2,058	2,085	1,912	1,979
Investments (nontaxable)	180	204	229	412	488
Total interest income	13,877	14,272	14,492	13,394	13,594
Interest expense
Interest on deposits	2,504	2,621	2,711	2,979	3,557
Interest on federal funds purchased	—	—	1	—	1
Interest on other borrowed funds	360	353	367	332	339
Total interest expense	2,864	2,974	3,079	3,311	3,897

Net interest income	11,013	11,298	11,413	10,083	9,697

Provision for loan losses	—	—	—	1,498	(77)
Net interest income after provision for loan losses	11,013	11,298	11,413	8,585	9,774
Noninterest income
Loss on sale of OREO	(337)	(1,671)	(249)	(612)	(723)
FDIC indemnification asset
amortization	(2,603)	(2,359)	(2,657)	(2,745)	(1,174)
Gains/(loss) on sale of securities	306	1,725	176	661	3,982
Service charges on deposit accounts	647	643	637	576	618
Other	535	1,000	662	714	168
Total noninterest income	(1,452)	(662)	(1,431)	(1,406)	2,871
Noninterest expense
Salaries and employee benefits	4,178	4,050	4,171	4,204	3,999
Occupancy expenses	660	687	733	814	722
Equipment expenses	298	289	320	330	297
Legal fees	63	241	35	105	197
Professional fees	126	68	198	191	300
FDIC assessment	575	580	761	872	598
Data processing fees	459	478	476	452	493
Amortization of intangibles	565	565	565	565	565
Other operating expenses	1,703	1,724	2,075	1,678	1,660
Total noninterest expense	8,627	8,682	9,334	9,211	8,831

Net income/(loss) before income
tax	934	1,954	648	(2,032)	3,814
Income tax (expense) benefit	(239)	(532)	(127)	838	(1,128)

Net income/(loss)	$695	$1,422	$521	$(1,194)	$2,686
Dividends accrued on preferred stock	—	—	—	—	—
Accretion of discount on preferred
stock	51	51	53	51	49
Preferred dividends not paid	221	221	221	221	221
Net income/(loss) available to common stockholders	$423	$1,150	$247	$(1,466)	$2,416

13

Consolidated Statements of Operations

Unaudited Condensed

(Dollars in thousands)

	Twelve months ended
	December 31, 2011	December 31 , 2010	December 31, 2009
Interest and dividend income
Interest and fees on loans	$29,272	$33,444	$36,019
Interest and fees on FDIC covered loans	17,576	13,759	15,139
Interest on federal funds sold	6	9	37
Interest on deposits in other banks	65	100	296
Investments (taxable)	8,091	8,486	9,635
Investments (nontaxable)	1,025	3,128	3,394
Total interest income	56,035	58,926	64,520
Interest expense
Interest on deposits	10,815	17,041	23,717
Interest on federal funds purchased	1	3	8
Interest on other borrowed funds	1,412	1,345	1,409
Total interest expense	12,228	18,389	25,134

Net interest income	43,807	40,537	39,386

Provision for loan losses	1,498	27,363	19,089
Net interest income after provision for loan losses	42,309	13,174	20,297
Noninterest income
Gain on bank acquisition transaction	—	—	20,255
Gain/(loss) on sale of OREO	(2,869)	(5,052)	656
FDIC indemnification asset amortization	(10,364)	(3,165)	662
Gain/(loss) on sale of securities	2,868	3,588	856
Service charges on deposit accounts	2,503	2,464	2,506
Other	2,911	3,809	1,305
Total noninterest income	(4,951)	1,644	26,240
Noninterest expense
Salaries and employee benefits	16,603	19,190	21,967
Occupancy expenses	2,894	2,948	2,662
Equipment expenses	1,237	1,394	1,595
Legal fees	444	456	1,002
Professional fees	583	1,802	2,012
FDIC assessment	2,788	2,395	2,904
Data processing fees	1,865	2,306	2,837
Amortization of intangibles	2,260	2,261	2,241
Impairment of goodwill	—	5,727	31,949
Other operating expenses	7,180	6,774	6,791
Total noninterest expense	35,854	45,253	75,960

Net income/(loss) before income taxes	1,504	(30,435)	(29,423)
Income tax (expense) benefit	(60)	9,442	(404)

Net income/(loss)	$1,444	$(20,993)	$(29,827)
Dividends accrued on preferred stock	—	442	800
Accretion of discount on preferred stock	206	194	177
Preferred dividends not paid	884	442	—
Net income/(loss) available to common stockholders	$354	$(22,071)	$(30,804)

14

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Three months ended December 31, 2011			Three months ended December 31, 2010
			Average			Average
	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans non-covered, including fees	$521,194	$7,396	5.68%	$539,503	$8,008	5.94%
FDIC covered loans, including fees	98,283	4,251	17.30%	118,384	3,088	10.43%
Total loans	619,477	11,647	7.52%	657,887	11,096	6.75%
Interest bearing bank balances	26,961	13	0.20%	25,981	27	0.42%
Federal funds sold	1,739	1	0.10%	7,543	4	0.21%
Investments (taxable)	280,771	2,036	2.90%	251,175	1,979	3.15%
Investments (tax exempt)	18,803	272	5.76%	50,826	741	5.83%
Total earning assets	947,751	13,968	5.90%	993,412	13,847	5.58%
Allowance for loan losses	(15,983)			(33,392)
Non-earning assets	151,277			192,768
Total assets	$1,083,045			$1,152,788

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$235,291	$284	0.48%	$232,261	$348	0.60%
Savings	69,480	82	0.47%	63,880	85	0.53%
Time deposits	554,713	2,138	1.54%	629,673	3,124	1.98%
Total deposits	859,484	2,504	1.17%	925,814	3,557	1.54%
Fed funds purchased	2	0	0.71%	1,495	1	0.54%
FHLB and other borrowings	41,124	360	3.51%	42,515	339	3.19%
Total interest bearing liabilities	900,610	2,864	1.27%	969,824	3,897	1.61%
Noninterest bearing deposits	66,111			65,668
Other liabilities	5,434			7,275
Total liabilities	972,155			1,042,767
Stockholders' equity	110,890			110,021
Total liabilities and
stockholders' equity	$1,083,045			$1,152,788
Net interest earnings		$11,104			$9,950
Interest spread			4.62%			3.97%
Net interest margin			4.69%			4.01%

(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

15

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Three months ended December 31, 2011			Three months ended December 31, 2010
			Average			Average
	Average	Interest	Rates	Average	Interest	Rates
	Balance	Income/	Earned/	Balance	Income/	Earned/
	Sheet	Expense	Paid	Sheet	Expense	Paid
ASSETS:
Loans non-covered, including fees	$510,940	$29,272	5.73%	$562,381	$33,444	5.95%
FDIC covered loans, including fees	104,558	17,576	16.81%	132,492	13,759	10.38%
Total loans	615,498	46,848	7.61%	694,873	47,203	6.79%
Interest bearing bank balances	25,678	65	0.26%	20,443	100	0.49%
Federal funds sold	4,036	6	0.14%	4,906	9	0.20%
Investments (taxable)	266,887	8,091	3.03%	227,560	8,486	3.73%
Investments (tax exempt)	26,768	1,553	5.80%	81,214	4,740	5.84%
Total earning assets	938,867	56,563	6.02%	1,028,996	60,538	5.88%
Allowance for loan losses	(19,614)			(28,345)
Non-earning assets	160,217			197,109
Total assets	$1,079,470			$1,197,760

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$234,180	$1,323	0.56%	$226,235	$1,525	0.67%
Savings	67,469	347	0.51%	62,513	356	0.57%
Time deposits	558,239	9,145	1.64%	674,961	15,160	2.25%
Total deposits	859,888	10,815	1.26%	963,709	17,041	1.77%
Fed funds purchased	191	1	0.63%	548	3	0.56%
FHLB and other borrowings	41,124	1,412	3.43%	41,475	1,345	3.24%
Total interest bearing liabilities	901,203	12,228	1.36%	1,005,732	18,389	1.83%
Noninterest bearing deposits	64,150			63,352
Other liabilities	4,998			8,902
Total liabilities	970,351			1,077,986
Stockholders' equity	109,119			119,774
Total liabilities and
stockholders' equity	$1,079,470			$1,197,760
Net interest earnings		$44,335			$42,149
Interest spread			4.67%			4.05%
Net interest margin			4.72%			4.10%

(1) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

16

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

	December 31, 2011	September 30, 2011	December 31,2010
Common Tangible Book Value
Total Stockholder's Equity	111,118,000	110,726,000	107,127,000
Preferred Stock	18,263,000	18,212,000	18,057,000
Goodwill	—	—	—
Core deposit intangible	12,558,000	13,123,000	14,819,000
Common Tangible Book Value	80,297,000	79,391,000	74,251,000
Shares Outstanding	21,627,549	21,627,549	21,468,455
Common Tangible Book Value Per Share	$3.71	$3.67	$3.46

Stock Price	$1.15	$1.20	$1.05

Price/Common Tangible Book	31.0%	32.7%	30.4%

Common Tangible Book/Common Tangible Assets
Total Assets	$1,092,496,000	$1,072,568,000	$1,115,594,000
Preferred Stock (net)	18,263,000	18,212,000	18,057,000
Goodwill	—	—	—
Core deposit intangible	12,558,000	13,123,000	14,819,000
Common Tangible Assets	1,061,675,000	1,041,233,000	1,082,718,000
Common Tangible Book	$80,297,000	$79,391,000	$74,251,000
Common Tangible Equity to Assets	7.56%	7.62%	6.86%

17